Exhibit 4.1

DESCRIPTION OF THE REGISTRANT'S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Mind Medicine (MindMed) Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our securities is intended as a summary only and is qualified in its entirety by reference to our notice of articles and amended and restated articles, and any amendments thereto (the “Articles”), each of which are filed as exhibits to the Annual Report on Form 10-K of which this description is a part, and to the applicable provisions of the Business Corporations Act (British Columbia) (the “BCBCA”).

General

Based upon shares outstanding as of December 31, 2021, our share capital consists of an unlimited number of Subordinate Voting Shares, no par value per share, and an unlimited number of Multiple Voting Shares, no par value per share, none of which are issued and outstanding.

Subordinate Voting Shares

Voting Rights

Under our Articles, the holders of Subordinate Voting Shares are entitled to receive notice of and to vote at every meeting of the shareholders of the Company and shall have one vote for each share held at any meeting of the shareholders.

Dividends

Subject to the prior rights of holders of our Multiple Voting Shares, if applicable, the holders of Subordinate Voting Shares are entitled to receive dividends as and when declared by our board of directors. We have never declared or paid cash dividends on our share capital, and we do not currently intend to pay any cash dividends on our share capital in the foreseeable future. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business. Any future determination related to dividend policy will be made at the discretion of our board of directors, subject to applicable laws, and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements. In addition, our ability to pay cash dividends on our share capital in the future may be limited by the terms of any future debt or preferred securities we issue or any credit facilities we enter into.

Liquidation

Subject to the prior payment to holders of our Multiple Voting Shares, if any, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of Subordinate Voting Shares are entitled to share pro rata in the distribution of the balance of our assets.

Rights and Preferences

The holders of Subordinate Voting Shares have no preemptive, conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Subordinate Voting Shares. There is no provision in our Articles requiring the holders of Subordinate Voting Shares to contribute additional capital or permitting or restricting the issuance of additional securities or any other material restrictions. The rights, preferences and privileges of the holders of Subordinate Voting Shares may be

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subject to, and adversely affected by, the rights of the holders of any series of Multiple Voting Shares that we may designate in the future.

Multiple Voting Shares

We do not have any Multiple Voting Shares outstanding. Under our notice of articles and Articles, we are authorized to issue, without shareholder approval, an unlimited number of Multiple Voting Shares, issuable in one or more series, and, subject to the provisions of the BCBCA, having such designations, rights, privileges, restrictions and conditions, including dividend and voting rights, as our board of directors may determine, and such rights and privileges, including dividend and voting rights, may be superior to those of the Subordinate Voting Shares.

Voting Rights

Holders of Multiple Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Multiple Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted, which for greater certainty, shall initially equal one hundred (100) votes per Multiple Voting Share.

Alteration to Rights of Multiple Voting Shares

As long as any Multiple Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Multiple Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Multiple Voting Shares. Consent of the holders of a majority of the outstanding Multiple Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Multiple Voting Shares. In connection with the exercise of the voting rights contained in this paragraph, each holder of Multiple Voting Shares will have one vote in respect of each Multiple Voting Share held.

Dividends

The holder of Multiple Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares.

Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Multiple Voting Shares, be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis) and Subordinate Voting Shares.

Rights to Subscribe; Pre-Emptive Rights

The holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company now or in the future.

Right to Convert

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Each Multiple Voting Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such shares, into fully paid and nonassessable Subordinate Voting Shares as is determined by multiplying the number of Multiple Voting Shares by the Conversion Ratio applicable to such share, determined as hereafter provided, in effect on the date the Multiple Voting Share is surrendered for conversion. The initial “Conversion Ratio” for shares of Multiple Voting Shares shall be I00 Subordinate Voting Shares for each Multiple Voting Share, subject to any applicable adjustments.

Transfer Agent and Registrar

Our transfer agent and registrar for our Subordinate Voting Shares is Computershare Investor Services Inc., with an address of 510 Burrard Street, 3rd Floor, Vancouver, British Columbia V6C 3B9.

Nasdaq Global Market Listing

Our Subordinate Voting Shares are listed on The Nasdaq Global Market under the trading symbol "MNMD".

NEO Exchange Inc. Listing

Our Subordinate Voting Shares are listed on the NEO Exchange Inc. under the trading symbol “MMED”.

Advance Notice Procedures and Shareholder Proposals

Under the BCBCA, shareholders may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting.

In addition, our Articles require that shareholders provide us with advance notice of their intention to nominate any persons, other than those nominated by management, for election to our board of directors at a meeting of shareholders.

These provisions could have the effect of delaying the nomination of certain persons for director that are favored by the holders of a majority of our outstanding voting securities.

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